Exhibit 21.1

Superior Energy Services, Inc.
Subsidiaries List

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION
1105 Peters Road, L.L.C.	Louisiana
Ace Rental Tools, L.L.C.	Louisiana
Connection Technology, L.L.C.	Louisiana
Drilling Logistics, L.L.C.	Louisiana
Environmental Treatment Investments, L.L.C.	Louisiana
F. & F. Wireline Services, L.L.C.	Louisiana
Fastorq, L.L.C.	Louisiana
H.B. Rentals, L.C.	Louisiana
Hydro-Dynamics Oilfield Contractors, Inc.	Louisiana
Imperial Snubbing Services, Ltd.	Trinidad/Tobago
International Snubbing Services, L.L.C.	Louisiana
Nautilus Pipe & Tool Rental, L.L.C.	Louisiana
Non-Magnetic Rental Tools, L.L.C.	Louisiana
Oil Stop, L.L.C.	Louisiana
Production Management Industries, L.L.C.	Louisiana
SE Finance LP	Delaware
SEGEN LLC	Delaware
SELIM LLC	Delaware
SESI, L.L.C.	Delaware
Southeast Australian Services Pty., Ltd.	Victoria, Australia
Stabil Drill Specialties, L.L.C.	Louisiana
Sub-Surface Tools, L.L.C.	Louisiana
Superior Energy de Venezuela, C.A.	Venezuela
Superior Energy Liftboats, L.L.C.	Louisiana
Superior Energy Services, L.L.C.	Louisiana
Tong Rentals and Supply Co., L.L.C.	Louisiana